EXHIBIT 14(a):

                            CONSENT OF
                      DELOITTE & TOUCHE LLP
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INDEPENDENT AUDITORS' CONSENT



The Rushmore Fund, Inc.


We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 20, 1994, appearing in the Annual Report to Shareholders for the year ended August 31, 1994, and to the reference to us under the caption "Financial Statements and Experts" appearing in the Combined Prospectus/Proxy Statement, which is a part of such Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" included in the current Prospectus of the Rushmore U.S. Government Intermediate-Term Securities Portfolio and the Rushmore U.S. Government Long-Term Securities Portfolio dated December 21, 1994, which is part of such Registration Statement.




/s/ Deloitte & Touche LLP
Deloitte & Touche LLP


Washington, DC
October 4, 1995
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